Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 21, 2013, relating to the financial statements and the financial statement schedule of The Charles Schwab Corporation and the effectiveness of The Charles Schwab Corporation’s internal control over financial reporting appearing in the Annual Report on Form 10-K, except for Notes 9 and 25, as to which the date is June 24, 2013, appearing in the Current Report on Form 8-K of The Charles Schwab Corporation for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

San Francisco, California

December 16, 2013